Exhibit 99.1

Geron Corporation Reports Fourth Quarter and Annual 2007 Financial Results and Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--Geron Corporation (Nasdaq:GERN) today reported financial results for the fourth quarter and year ended Dec. 31, 2007.

Fourth Quarter 2007 and Year End Results

Net loss applicable to common stockholders for the fourth quarter of 2007 was $16.5 million or $(0.22) per share, compared to $13.1 million or $(0.20) per share for the comparable 2006 period. For fiscal 2007, the company had net loss applicable to common stockholders of $45.8 million or $(0.62) per share, compared to a net loss of $31.4 million or $(0.47) per share for the fiscal 2006 period.

In the fourth quarter of 2007, the company had revenues of $4.7 million compared to $1.2 million for the comparable 2006 period. For fiscal 2007, the company had revenues of $7.6 million, compared to revenues of $3.3 million in fiscal 2006. In 2007, the company received royalty and license fee revenue and milestone payments under various license agreements and collaborative agreements. Revenues in 2006 primarily reflected royalty and license fee revenue under various license agreements and collaborative agreements.

In the fourth quarter of 2007, the company had operating expenses of $19.0 million, compared to $14.2 million for the comparable 2006 period. Research and development expenses for the fourth quarter of 2007 were $15.0 million compared to $11.8 million for the comparable 2006 period. Research and development expenses increased due to increased clinical trial costs and higher personnel-related costs, including increased compensation expense for equity-based compensation pursuant to SFAS 123R. General and administrative expenses for the fourth quarter of 2007 were $4.0 million compared to $2.3 million for the comparable 2006 period. The increase in general and administrative expenses in the fourth quarter of 2007 was primarily due to higher compensation expense related to equity-based compensation pursuant to SFAS 123R.

For fiscal 2007, the company had operating expenses of $70.5 million, compared to $50.6 million in fiscal 2006. Research and development expenses for 2007 were $54.6 million compared to $41.2 million for 2006. Overall research and development expenses increased in 2007 as a result of higher personnel-related costs, including increased compensation expense related to equity-based compensation pursuant to SFAS 123R, increased clinical trial costs for GRN163L and GRNVAC1 and increased manufacturing costs for GRN163L drug product. General and administrative expenses for 2007 were $15.8 million compared to $9.4 million for 2006. The overall increase in general administrative expense was due to increased compensation expense related to equity-based compensation pursuant to SFAS 123R, increased consulting expense and higher audit fees.

2007 Highlights

Clinical Development

• Data presented on GRN163L from an ongoing Phase I trial involving patients with chronic lymphocytic leukemia (CLL) shows good pharmacokinetics and tolerability.

• Initiated clinical trial of GRN163L in patients with advanced non-small cell lung cancer (NSCLC). The primary objective of the Phase I study is to determine the safety and maximum tolerated dose of GRN163L when administered intravenously in combination with a standard paclitaxel/carboplatin regimen.

• Initiated clinical trial of GRNVAC1 in patients with acute myelogenous leukemia (AML) in complete remission. The primary objective of this new Phase II study is to evaluate the safety and feasibility of a prime-boost vaccination regimen that extends the duration of telomerase immunity.

• Initiated clinical trial of GRN163L in patients with multiple myeloma. The primary objective of the Phase I study is to determine the safety and maximum tolerated dose (MTD) of GRN163L when administered intravenously in patients with multiple myeloma who have failed at least two courses of standard chemotherapy. In addition, researchers will perform correlative laboratory studies on primary patient samples to characterize the effects of GRN163L on myeloma cells and myeloma stem-cells.

Product Development

• Published studies in Stem Cells and Development that describe a newly discovered neurotrophic effect of OPC-1 cells caused by their secretion of multiple nerve growth factors – proteins that stimulate the survival and regeneration of neurons damaged during spinal cord injury.

• Published studies in Cancer Research that identify specific structural elements of GRN163L that contribute to its unique anti-tumor and anti-metastatic activity.

• Published studies in Cloning and Stem Cells that show hepatocytes produced from human embryonic stem cells (hESCs) can model human hepatic drug metabolism. The hESC-derived hepatocytes exhibit characteristic morphology and express several markers, including albumin and HepPar1, and possess functional activities, including p450 metabolism, albumin production, glycogen storage and uptake and excretion of indocyanine green, that are characteristic of normal human liver function.

• Published studies in Stem Cells that describe how hESCs can be differentiated into islet-like clusters (ILCs) that secrete insulin in response to elevated glucose levels. The studies demonstrate the potential for producing therapeutic cells from hESCs for the treatment of diabetes.

• Presented data at the International Society of Stem Cell Research Annual Meeting that documents the scalable production, survival following engraftment, and positive impact on cardiac function in infarcted rats treated with GRNCM1. Other presentations focused on the gene expression and neurotrophic protein secretion patterns of hESC-derived oligodendroglial progenitor cells for acute spinal cord injury, the functional characterization of hESC-derived islets for diabetes, and hESC-derived chondrocytes for arthritis and other orthopedic applications.

• Published studies in Nature Biotechnology that document the potential clinical utility of regenerating damaged heart muscle by injecting hESC-derived cardiomyocytes directly into the site of the infarct. In addition, the research confirms the effectiveness of a scalable production system that enables Geron to manufacture the cardiomyocytes for use in ongoing large animal studies and, ultimately, testing in humans.

• Presented data at the Neurosciences Annual Meeting that shows GRNOPC1 survives and exhibits durable and robust human remyelination in spinal cord-injured rats for at least nine months following a single injection. The data also demonstrate that GRNOPC1 does not amplify neuropathic pain or the reaction to painful stimuli.

• Published studies in Journal of Neuroimmunology that show GRNOPC1 evades direct attack by the human immune system in vitro. Unlike whole organ transplants, cellular therapeutics derived from hESCs may provoke only minimal immune reactions and that rejection may be controlled or prevented by short courses of low-dose immunosuppressive drugs. The results also support the position that patient-specific hESC lines are not needed to prevent immune rejection.

Business Development, Finance and Intellectual Property

• Warrants to purchase 1,875,000 shares of common stock were exercised at $8.00 per share for gross proceeds of $15.0 million. The exercised warrants were issued to institutional investors in connection with a financing in Dec. 2006.

• Increased stake in joint venture entity, TA Therapeutics Limited (TAT), from a 50% ownership to a 75% ownership interest. TAT is a Hong Kong company that conducts research on telomerase activator drugs to potentially restore the functional and regenerative capacity of cells.

• The Technical Board of Appeal of the European Patent Office (EPO) affirmed the decision to revoke the claims of European Patent 1093381 as granted to Pharmexa in 2003.

• Received a milestone payment from Merck & Co, Inc. as a result of Merck’s filing of an Investigational New Drug application for a cancer vaccine that targets telomerase.

Conference Call

At 8 a.m. PST/11 a.m. EST on Feb. 28, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s fourth quarter and year-end results.

Participants can access the conference call via telephone by dialing 866-578-5788 (U.S.); 617-213-8057 (international). The passcode is 64686356. A live audio-only Webcast is also available through a link that is posted on the conferences page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through March 28.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell-based therapeutics, with its spinal cord injury treatment anticipated to be the first product to enter clinical development. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended Sept. 30, 2007.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except shares and per share amounts)	2007	2006	2007	2006

Revenues from collaborative agreements	$74	$257	$672	$622
License fees and royalties	4,613	928	6,950	2,655
Total revenues	4,687	1,185	7,622	3,277

Operating expenses:
Research and development	15,011	11,842	54,624	41,234
General and administrative	4,012	2,339	15,837	9,403
Total operating expenses	19,023	14,181	70,461	50,637
Loss from operations	(14,336)	(12,996)	(62,839)	(47,360)

Unrealized gain (loss) on fair value of derivatives	931	(2,441)	15,453	7,421
Interest and other income	2,384	2,340	10,791	8,704
Interest and other expense	(24)	(26)	(102)	(130)
Net loss	(11,045)	(13,123)	(36,697)	(31,365)
Deemed dividend on derivatives	(5,420)	—	(9,081)	—
Net loss applicable to common stockholders	$(16,465)	$(13,123)	$(45,778)	$(31,365)

Basic and diluted net loss per share:
Net loss per share applicable to common stockholders	$(0.22)	$(0.20)	$(0.62)	$(0.47)
Shares used in computing net loss per share applicable to common stockholders	75,590,468	67,041,232	74,206,249	66,057,367
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2007	2006

Current assets:
Cash, cash equivalents and restricted cash	$ 148,465	$ 136,412
Marketable securities	59,979	77,448
Other current assets	4,928	3,293
Total current assets	213,372	217,153

Property and equipment, net	4,075	2,482
Deposits and other assets	1,449	1,165
	$ 218,896	$ 220,800

Current liabilities	12,717	46,776
Noncurrent liabilities	505	105
Stockholders’ equity	205,674	173,919
	$ 218,896	$ 220,800

CONTACT:
Russo Partners, LLC
Media and Investors:
David Schull, 858-717-2310
david.schull@russopartnersllc.com
or
Russo Partners, LLC
Tracey Milani, 619-814-3511
tracey.milani@russopartnersllc.com
or
Geron
David L. Greenwood, 650-473-7765
Chief Financial Officer
info@geron.com